Exhibit 99.1

News Release

Lockheed Martin to Separate and Combine

IT and Technical Services Businesses with Leidos

Transaction Anticipated to Unlock $5 billion in Value for Lockheed Martin Stockholders

•	Lockheed Martin to receive one-time special cash payment of $1.8 billion

•	Lockheed Martin stockholders to receive 50.5 percent equity in Leidos, worth approximately $3.2 billion

•	Transaction is highly complementary to strategic objectives of both corporations with substantial synergies and potential to enhance value for both sets of stockholders

•	Tax-efficient Reverse Morris Trust transaction completes portfolio reshaping efforts announced July 2015

BETHESDA, Md., Jan. 26, 2016 – Lockheed Martin (NYSE: LMT) has entered into a definitive agreement to separate and combine its realigned Information Systems & Global Solutions (IS&GS) business segment with Leidos Holdings, Inc. (NYSE: LDOS) in a tax-efficient Reverse Morris Trust transaction, unlocking $5 billion in estimated enterprise value for Lockheed Martin stockholders.

“This strategic transaction is an important milestone in the portfolio reshaping strategy we announced in July 2015 and allows us to focus on our core business in aerospace and defense,” said Lockheed Martin Chairman, President and CEO Marillyn Hewson. “The combination of our proven IT and technical services businesses with Leidos will create a new leader in the government IT sector with a diversified portfolio, greater scale and improved efficiency. The new business will be positioned for growth while unlocking value for our stockholders.”

The agreement aligns IS&GS’s business with an industry leader in government IT and technical services, creating an enterprise capable of providing unparalleled solutions in industries from national security to health and life sciences. The complementary portfolios of both companies will enable synergies, creating additional value for stockholders. IS&GS’s world-class expertise, reputation and global reach will enable Leidos to offer a broader portfolio of mission-critical IT solutions and services to support customers across the globe.

Subject to regulatory approvals, the $5 billion transaction includes a $1.8 billion one-time special cash payment to Lockheed Martin, which the Corporation intends to use to repay debt, pay dividends, and/or repurchase its stock. The cash payment is subject to adjustment on the terms set forth in the transaction documents. Lockheed Martin stockholders will receive approximately 50.5 percent (approximately 77 million shares) of the outstanding equity of Leidos on a fully diluted basis with an estimated value of $3.2 billion. Leidos’ existing shareholders will continue to hold the remaining approximately 49.5 percent of the outstanding shares of Leidos. The transaction structure, which is subject to market conditions, is currently contemplated to be a tax-efficient split-off transaction, which would result in a decrease in Lockheed Martin share count.

The transaction is also subject to Leidos shareholder approval and completion of customary conditions, including receipt of opinions of tax counsel. The transaction is expected to close in the third or fourth quarter of 2016. Until closing, IS&GS will continue to operate as a business segment of the Corporation.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that – with the addition of Sikorsky – employs approximately 126,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

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Media Contact:

Dan Nelson, +1 301-897-6357; dan.nelson@lmco.com

Investor Relations Contacts:

Jerry Kircher, vice president, Investor Relations, +1 301-897-6584; jerry.f.kircher@lmco.com

Greg Gardner, director, Investor Relations, +1 301-897-6455; greg.m.gardner@lmco.com

Cautionary Statement Regarding Forward Looking Statements

The forward looking statements contained in this document involve risks and uncertainties that may affect Lockheed Martin Corporation’s (“Lockheed Martin”) and Leidos Holdings, Inc.’s (“Leidos”) operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission (the “SEC”). These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the expectations of either company will be realized. This document also contains statements about Lockheed Martin’s agreement to separate a substantial portion of its government information technology infrastructure services business and its technical services business, which have been realigned in the Information Systems & Global Solutions (IS&GS) business segment, and combine this business with Leidos in a Reverse Morris Trust transaction (the “Transaction”). Many factors could cause actual results to differ materially from these forward-looking statements with respect to the Transaction, including risks relating to the completion of the transaction on anticipated terms and timing, including obtaining stockholder and regulatory approvals, anticipated tax treatment, the dependency of any split-off transaction on market conditions and the value to be received in any split-off transaction, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations, Leidos’ ability to integrate the businesses successfully and to achieve anticipated synergies, and the risk that disruptions from the Transaction will harm Lockheed Martin’s or Leidos’ business. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Lockheed Martin’s or Leidos’ consolidated financial condition, results of operations or liquidity. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see Lockheed Martin and Leidos’ filings with the SEC, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Lockheed Martin’s annual report on Form 10-K for the year ended December 31, 2014 and in Leidos’ annual report on Form 10-K for the year ended January 30, 2015, and in their quarterly reports on Form 10-Q which are available on the respective companies websites at http://www.Leidos.com (Leidos) and http://www.lockheedmartin.com (Lockheed Martin) and at the SEC’s website at http://www.sec.gov. Neither Lockheed Martin nor Leidos assumes any obligation to provide revisions or updates to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Additional Information and Where to Find It

In connection with the proposed transaction, Abacus Innovations Corporation, a wholly-owned subsidiary of Lockheed Martin created for the transaction (“Spinco”), will file with the SEC a registration statement on Form S-4/S-1 containing a prospectus and Leidos will file with the SEC a proxy statement on Schedule 14A and a registration statement on Form S-4 containing a prospectus. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE REGISTRATION STATEMENTS/PROSPECTUSES AND PROXY STATEMENT WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PARTIES AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the prospectuses and proxy statement (when available) and other documents filed with the SEC by Lockheed Martin, Spinco and Leidos at the SEC’s web site at http://www.sec.gov. Free copies of these documents, once available, and each of the companies’ other filings with the SEC, may also be obtained from the respective companies websites at http://www.Leidos.com (Leidos) and http://www.lockheedmartin.com (Lockheed Martin).

This communication is not a solicitation of a proxy from any investor or security holder. However, Leidos, Lockheed Martin, and certain of their respective directors, executive officers and other members of management and employees, may be deemed to be participants in the solicitation of proxies from stockholders of Leidos in respect of the proposed transaction under the rules of the SEC. Information regarding Leidos’ directors and executive officers is available in Leidos’ 2014 Annual Report on Form 10-K filed with the SEC on March 25, 2015, and in its definitive proxy statement for its annual meeting of stockholders filed on April 17, 2015.

Information regarding Lockheed Martin’s directors and executive officers is available in Lockheed Martin’s 2014 Annual Report on Form 10-K filed with the SEC on February 9, 2015, and in its definitive proxy statement for its annual meeting of stockholders filed on March 13, 2015. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statements, prospectuses and proxy statement and other relevant materials to be filed with the SEC when they become available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.